NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Liquid Yield Option Notes due May 8, 2020 (Zero Coupon-Senior) and the Liquid Yield Option Notes due November 20, 2020 (Zero Coupon - Senior) (collectively, the 'Notes') of Solectron Corporation (the 'Company') from listing and registration on the Exchange at the opening of business on October 15, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Notes are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of October 1, 2007, the Company completed a merger involving Flextronics International Ltd. The merger became effective on October 1, 2007. The Common Stock of Solectron Corporation was suspended before the opening of business on October 2, 2007. A Form 25 was filed with the Commission to deregister the Common Stock of the Company on October 3, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on October 3, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the Notes and determined that the Notes are no longer suitable for continued listing on the Exchange. 2. The Exchange, on October 1, 2007, determined that the Notes of the Company should be suspended from trading before the opening of the trading session on October 2, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Notes from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on October 1, 2007, and an announcement was made on the 'information notice circular' of the Exchange on October 2, 2007 of the suspension of trading in the Notes on the Exchange. Similar information was included on the Exchange's website. Trading in the Notes on the Exchange was suspended before the opening of the trading session on October 2, 2007. 4. On September 17, 2007, the Exchange received a letter from the Company advising that it formally waived its right to a hearing relative to the delisting of the stated Notes.